Exhibit 99.1

SVB Financial Group Prices $350 Million, 3.5% Senior Notes Offering

SANTA CLARA, Calif., Jan. 26, 2015 – SVB Financial Group (Nasdaq: SIVB) today priced an underwritten offering of $350 million in aggregate principal amount of its 3.5% senior notes due 2025 (the “Notes”). The Notes will be sold at 99.916% of the principal amount and will bear interest semiannually. The offering is expected to close on January 29, 2015.

The Company intends to use the net proceeds from the offering for general corporate purposes. General corporate purposes may include working capital; capital expenditures; capitalizing the Company’s principal subsidiary, Silicon Valley Bank (the “Bank”); and continued lending to clients through the Bank.

The offering is being made solely by means of a prospectus supplement and an effective registration statement, including a prospectus, filed with the Securities and Exchange Commission. Before investing, investors should read the prospectus supplement and the accompanying prospectus and other documents the Company has filed with the Securities and Exchange Commission for more complete information about the Company and this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

J. P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as the joint book-running managers of this offering. A copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from J. P. Morgan Securities LLC, Investment Grade Syndicate Desk, 383 Madison Avenue, New York, New York 10179, telephone: 212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, New York 10038, Attn: Prospectus Department, telephone: 1-800-294-1322, email: dg.prospectus_requests@baml.com.

About SVB Financial Group

For more than 30 years, SVB Financial Group and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group serves companies in technology-related, life science and healthcare, venture capital and private equity, and premium wine industries. Along with commercial, investment, international and private banking services provided by Silicon Valley Bank, the Company offers funds management, business valuation services, broker-dealer transactions, asset management and private wealth management. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation in the U.S. and around the world.

Banking services are provided by Silicon Valley Bank, Member FDIC. SVB Financial Group and Silicon Valley Bank are members of the Federal Reserve System.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include our statements regarding our offering of senior notes and our intended use for the proceeds of the offering. These forward-looking statements are subject to risks and uncertainties, including, among others, adverse developments in the capital markets in general or in the markets for securities of financial institutions in particular; changes in legislation or regulatory requirements affecting financial institutions; changes in the interest rate environment; adverse changes in general economic conditions; and other risk factors contained in the registration statement on Form S-3 filed with the Securities and Exchange Commission on January 22, 2015 and the preliminary prospectus supplement relating to the offering filed with the Securities and Exchange Commission on January 26, 2015.